UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   George Ball
   2009 Rudie Dr.
   Jeffersonville, IN 47130

2. Issuer Name and Ticker or Trading Symbol

   Community Bank Shares, Inc.
   CBIN

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Statement for Month/Year

   February, 2001

5. If Amendment, Date of Original (Month/Year)

   N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   If officer, give title.  Senior Vice President

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
______________________________________________________________________________________________  ___________________________________|
1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect     |
                           | Transaction   |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership   |
                           |        |      |                                  |  Beneficially     |(D)or |                         |
                           |        |    | |                  | A/|           |  Owned at         |Indir |                         |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                         |
________________________________________________________________________________________________  _________________________________|
Common Stock               |02/23/01|P |V|  |400 Shares|      |A|      $13.25sh|   724 Shares      |D|     | N/A  |                |
                                                                                                                                   |
___________________________________________________________________________________________________ _______________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
____________________________________________________________________________________________________ ______________________________|
1.Title of Derivative |2.Con-  |3.      |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number |10.|11.Nature of|
  Security            |version |Transaction    | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva|Dir|Indirect    |
                      |or Exer |        |      | rities Acqui  |Expiration |  Securities        |vative |tive     |ect|Beneficial  |
                      |cise    |        |      | red(A) or Dis |Date(Month/|                    |Secu   |Securitie|(D)|Ownership   |
                      |Price of|        |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi   |or |            |
                      |Deriva- |        |      |               |Date |Expir|                    |       |ficially |Ind|            |
                      |tive    |        |      |           | A/|Exer-|ation|   Title and Number |       |Owned at |ire|            |
                      |Secu-   |        |    | |           | D |cisa-|Date |   of Shares        |       |End of   |ct |            |
                      |rity    |Date    |Code|V|  Amount   |   |ble  |     |                    |       |Month    |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |        |    | |           |   |     |     |            |       |       |         |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|


Explanation of Responses:
Purchase on open market of common stock.


/s/ George Ball                    03/01/01
-----------------------------      --------
Signature of Reporting Person       Date